Exhibit 3.56

LIMITED LIABILITY COMPANY AGREEMENT

OF

URS NUCLEAR LLC

(A Delaware Limited Liability Company)

This Limited Liability Company Agreement (“Agreement”) of URS Nuclear LLC, a Delaware limited liability company (“Company”), is made and entered into as of May 21, 2010 by URS Energy & Construction, Inc., an Ohio corporation, the sole Member of the Company. Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article 2 of this Agreement.

Article 1. Organization

1.1	Formation of the Company; Term. The Company is a limited liability company under the Act, governed by this Agreement. The Company is an entity separate from its sole Member, created by the execution and filing with the Secretary of State of Delaware of the Certificate of Formation on December 10, 2008 (Exhibit A). Unless sooner dissolved and liquidated in accordance with Article 6, the Company is to continue in perpetuity.

1.2	Name. The name of the Company is URS Nuclear LLC.

1.3	Purpose of the Company. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

1.4	Principal Place of Business, Office and Agent. The principal place of business of the Company, and the office where the records required by the Act are kept is in Fort Mill, South Carolina, or at such other location selected, from time to time, by the Member. The registered office of the Company in Delaware is at the office of the statutory agent of the Company in Delaware. The statutory agent of the Company in Delaware is The Corporate Trust Company (CT), 1209 Orange Street, Wilmington, DE 19801. The Board may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

1.5	Fictitious Business Name Statement; Other Certificates. The Officers may, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Officers consider necessary or appropriate. The Company may do business under any fictitious business names approved by the Board. The Board may, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Board reasonably considers necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member.

1.6

Overseas Registrations. The Officers may, from time to time, register the Company in jurisdictions outside of the United States in order to allow the Company to perform contracts, procure goods, develop business prospects, or otherwise to carry out business in its name in those locations as a branch, representative office, regional office, or project office, or the like, as the Officers consider necessary or appropriate.

1.7	Member. The sole Member of the Company is URS Energy & Construction, Inc., an Ohio corporation. No other Person shall be admitted as an additional Member of the Company without the prior written approval of the Member. The Member shall not be liable for the debts, liabilities, contracts or other obligations of the Company unless otherwise specifically agreed by the Member.

1.8	Management of the Company. The Company shall be managed under the direction of the Board of Directors comprised of three (3) Persons to be appointed by the Member from time to time, and by Officers appointed by the Board of Directors and at all times in accordance with the provisions, conditions and limitations of this Agreement. The initial Directors and Officers are listed on Exhibit B.

1.9	Company Staffing. The Company staff shall include the Officers and other personnel supplied by the Member. Any such personnel supplied by the Member to perform any work or services for or on behalf of the Company shall be under the complete and exclusive supervision, direction and control of Company and shall not be under the supervision, direction or control of the Member, provided that any such personnel and Officers shall at all times remain subject to the Member’s corporate governance policies and procedures.

Article 2. Definitions

Act means the Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18 (Sections 18-101, et seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract, or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

Agreement means this Agreement as amended from time to time.

Board or Board of Directors means the Board of Directors created under Section 4.1.

Company means URS Nuclear LLC.

Director means a duly designated and current member of the Board of Directors.

Fiscal Year means the fiscal year of the Company as determined from time to time, and, initially, means a fiscal year ending on the Friday nearest to December 31st of each year;

provided that the Member, subject to applicable tax law, may change the Fiscal Year at its election at any time.

Member means URS Energy & Construction, Inc., an Ohio corporation.

Officer or Officers means any Officer or Officers appointed as provided in Article 4.

Person means any natural person, partnership (whether general or limited or whether domestic or foreign), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

Subsidiary means any entity with respect to which, and at the time in question, either (a) the Company owns more than 50% of the equity or other ownership interests, or (b) the Company has the right to appoint or elect a majority of the board of directors or similar governing body.

Article 3. Capitalization; Allocations; Distributions

3.1	Capital. The Member will contribute $100 to the capital of the Company. The Member shall have no further obligation to make additional capital contributions to the Company.

3.2	Capital Accounts. Capital accounts described in Treasury Regulations § 1.704-1(b), as promulgated pursuant to Internal Revenue Code section 704, shall be established and maintained in accordance with said regulations. The Member shall not be paid interest on its capital contribution(s) to the Company.

3.3	Allocations. All items of income, gain, loss and deduction will be allocated to the Member; provided, however, in the event of an assignment of all or part of the economic attributes of an interest in the Company, the aforementioned items will be allocated ratably in accordance with the record of the Member’s contributions to the Company, the Company’s income, gains, losses and deductions, and its distributions to the Member, and similar records shall be maintained for any other party holding an economic interest in the Company.

3.4	Distributions. Prior to the winding-up and liquidation of the Company, the Member may, in its sole discretion, cause the Company to make distributions of cash or other property to the Member; provided, however, in the event of an assignment of all or part of the Member’s rights to distributions, distributions payable to the assignee of said rights shall be distributed directly to said assignee. Upon winding up and liquidation of the Company, all assets of the Company shall be distributed in the manner and in the order of priority as provided in the Act.

Article 4. Directors and Officers

4.1	Board of Directors. The Board of Directors is hereby established, which shall have the power and authority to act on behalf of the Company and to bind the Company in any manner affecting the Company, subject to the terms of this Agreement.

4.2	Meetings and Actions of the Board. The Board shall meet and take action as follows:

(a)	Places and Times of Meetings. Regular meetings of the Board shall be held in such manner and at such times as determined by the Board but not less than twice a calendar year. Special meetings may be called by any Director upon proper notice as specified in Section 4.2(b) immediately below. Meetings shall be held at such places as may from time to time be fixed by the Board or as specified or fixed in the respective notices or waivers of notice thereof; provided that the Directors may participate in a Board meeting by means of telephone conference, video conference or similar communications equipment by which all persons participating in the meeting can (at a minimum) hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

(b)	Notice of Meetings. Written notice stating the place, day and hour and agenda of each Board meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) days before any regular meeting and 48 hours before the date of any special meeting, either personally or by mail, email, telegram or facsimile or similar communication to each other Director by or at the direction of the Director calling the meeting.

(c)	Waiver of Notice. A Director may waive notice of meetings required to be given under this Agreement in writing, which shall be deemed the required notice given to such Director. A Director’s attendance at a meeting shall be deemed proper notice given of that meeting.

(d)	Quorum and Actions of the Board. A quorum is constituted when all Directors are present, either in person or by other means as specified in Section 4.2(a). Any Director unavailable to participate in any meeting may be represented by one (1) person having such unavailable Director’s proxy. Each Director shall be entitled to one (1) vote.

(e)	Board Decisions. Actions of the Board shall be taken only by the affirmative vote of a majority of the Directors; provided that any action required or permitted to be taken by the Board may be taken without a meeting and without a vote if a written consent, setting forth the action so taken, it signed by all of the Directors entitled to vote at the meeting.

4.3

Limitations on Board Action. Notwithstanding any other provision of this Agreement and any provision of law, the Board shall not, without the prior written consent of all of the Members (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iii) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts generally as they become due, (vii) sell or otherwise dispose of or encumber all or any material portion of its assets, in any single transaction or series of transactions, or (viii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vii) of this Section 4.3.

4.4	Officers of the Company. The Company shall have a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, and one or more Assistant Secretaries appointed by the Board, each of whom shall have such administrative powers and perform such duties as may be assigned by the Board. The Company may have such additional Officers as are appointed, from time to time, by the Board. The Board may establish, increase, reduce or otherwise modify responsibilities for the Officers or may create or eliminate offices as the Board considers appropriate. Any Officer may be removed at any time by the Board. The Officers of the Company will devote to the Company such time as is reasonably necessary to carry out the business of the Company and to accomplish its purposes and have the authority, responsibilities and duties as are customary for officers holding similar positions with respect to businesses conducted in corporate form and such additional authority, responsibilities and duties as the Board may determine, from time to time. Any number of offices may be held by the same person. Each Officer holds office until his successor is appointed or elected or until his or her earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company.

4.5	Standard of Care. Each Director and Officer will perform his or her duties in good faith, in a manner he or she reasonably believes to be in the interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances. Each Director and Officer shall be entitled to rely, in the performance of their duties, on information, opinions, reports or statements, including financial statements, in each case prepared by one or more officers, agents, consultants or employees, counsel, accountants or other persons employed by the Company as to matters that such Director and Officer believes to be within such person’s competence.

4.6

Liability. A Director or Officer cannot be found to have violated Section 4.5 unless it is proved by clear and convincing evidence in an action brought against the Director or Officer that he or she has not met the standard of this Section 4.5. A Director or Officer shall be liable for damages for any action that he or she takes or fails to take as a Director or Officer only if it is proved, by clear and convincing evidence, that his or her action or failure to act involved (i) an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of the law, or (iii) any transaction from which the Director or Officer derived an improper personal benefit.

Article 5. Indemnification; Insurance

5.1	Right to Indemnity. If any Member or assignee or any trustee, director, officer, partner, member, or director of any Member or assignee serving on behalf of the Company; the board of directors or managers of any Subsidiary or any committee thereof; or any Director or Officer of the Company or any Subsidiary (an “Indemnitee”) was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit, proceeding or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company or any Subsidiary, the Company (but without recourse to the separate assets of the Member or any assignee) shall indemnify the Indemnitee against all losses, costs and expenses, including judgments and amounts paid in settlement and attorneys fees actually and reasonably incurred by the Indemnitee in connection with the action, suit, proceeding or investigation, so long as the Indemnitee has met the standard set forth in Section 4.5, and, with respect to any criminal action, proceeding or investigation, that she, he, or it had reasonable cause to believe his, hers or its conduct was not unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement or conviction upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner she, he or it reasonably believed to be in the best interests of the Company or such subsidiary and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding or investigation, that she, he or it had reasonable cause to believe his, hers or its conduct was not unlawful.

5.2	Member Determination. Unless indemnification is ordered by a court, the determination for purposes of Section 5.1 whether an Indemnitee met the standard set forth in this Agreement shall be made in the specific case by the Member.

5.3	Advancement of Expenses. Expenses, including attorneys fees, incurred by any Indemnitee (other than any employee or agent of the Company who is not an officer of the Company) in defending any action, suit, proceeding or investigation shall be paid by the Company as they are incurred, in advance of the final disposition of the action, suit, proceeding or investigation, upon the terms and conditions as the Member shall determine. Reasonable expenses, including court costs and attorneys fees, of the type referred to above in this Section 5.3 incurred by an employee or agent of the Company who is not also an officer of the Company may be so paid in the discretion of the Member upon such terms and conditions, if any, as the Member deems appropriate.

5.4

Other Rights to Indemnity or Reimbursement. Notwithstanding the foregoing, indemnification under this Article 5 shall be provided only with respect to losses, costs, expenses, judgments and amounts which otherwise are not compensated for by insurance carried for the benefit of the Company or its Subsidiaries. Any indemnification pursuant to this Agreement shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement or arrangement, whether as to action in an official capacity or as to action in another capacity while holding such position or while employed by or acting as agent for the Company or its Subsidiaries, and shall continue as to an Indemnitee who has ceased to serve in any capacity on behalf of the Company or its Subsidiaries and shall inure to the benefit of the heirs, successors, executors and administrators of the Indemnitee.

5.5	Indemnification of Employees and Agents. The Company may indemnify any employee or agent of the Company or its Subsidiaries and any employee or Affiliate or any Director serving on behalf of the Company or its Subsidiaries upon such terms and conditions, if any, as the Member considers appropriate.

5.6	Insurance. The Board shall cause the Company to purchase, procure, establish and maintain any insurance required for carrying out the business and purpose of the Company or otherwise for the protection of the Company, the Member or any Indemnitee who is or was serving at the request of the Company.

5.7	Savings Clause. If this Article 5 or any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Indemnitee as to costs, charges and expenses (including attorneys fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, including any action by or in the right of the Company or any Subsidiary, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article 6. Dissolution and Final Liquidation

6.1	Dissolution. Notwithstanding the retirement, resignation, expulsion, bankruptcy or dissolution of the Member, or the occurrence of any other event that terminates the continued membership of the Member in the Company, the term of the Company shall continue from the date of its formation in perpetuity, unless earlier dissolved on the earliest to occur of:

(a)	An election to dissolve the Company made by written consent of the Member and the Board; or

(b)	The entry of a decree of judicial dissolution under the Act.

6.2	Winding Up. On the dissolution of the Company, the Company’s affairs shall be wound up as soon as reasonably practicable. The winding up shall be accomplished by the Member.

6.3	Distribution of Assets. On the winding up of the Company, its assets shall be applied in the manner, and in the order of priority, provided for in the Act.

Article 7. General

7.1	Ratification of Prior Actions. All prior actions taken on behalf of the Company pursuant to any action by the Member or any Officer or any other person who at the time in question was acting as a manager, agent or other representative are hereby ratified and confirmed.

7.2	Governing Law. This Agreement is governed by and is to be construed under the laws of Delaware, without giving effect to its rules of conflicts of laws.

7.3	Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

IN WITNESS WHEREOF, the undersigned duly authorized officer has executed this Agreement as of the date first above written.

URS Energy & Construction, Inc.

By:

	Name:	Randolph J. Hill
	Title:	Senior Vice President of Legal